Exhibit (e)(12)

LEASE

Between

2020 Calamos Court Annex LLC,

Landlord,

and

Calamos Holdings LLC,

Tenant

Dated: August 1, 2005

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LEASE

This Lease is made as of the Date of Lease set forth in the following Schedule (the “Schedule”) between 2020 CALAMOS COURT ANNEX LLC (“Landlord”) and CALAMOS HOLDINGS LLC (“Tenant”).

SCHEDULE OF SIGNIFICANT TERMS

For purposes of this Lease, the terms set forth below shall have the meanings or be assigned amounts as follows:

Date of Lease:	August 1, 2005

Building:	2020 Calamos Court Annex Naperville, Illinois 60563

Premises:	Those certain premises outlined on the floor plan attached hereto as Exhibit A located on the lower (a/k/a “concourse”) level of the Building.

Rentable Square Footage of Premises:	8,417 rentable square feet

Rentable Square Footage of Building:	16,787 rentable square feet

Commencement Date:	The earlier of December 1, 2005 or the date that Tenant opens for business.

Expiration Date:	May 31, 2025, or such earlier date as this Lease is terminated as provided herein.

Annual Base Rent (Initial):	$168,340 ($20.00/psf) for the first lease year with annual increases as provided in Section 1

Monthly Base Rent (Initial):	First lease year: $14,028.33

Tenant’s Proportionate Share:	50%

Tenant Improvement Allowance:	$336,680 ($40.00/psf)

Right to Use Outdoor Seating Area:	Non-exclusive

Purpose:	Employee Dining and Banquet Facility

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Security Deposit:	None

Broker(s):	None

Address of Tenant:	2020 Calamos Court Naperville, Illinois 60563 Attn: James S. Hamman, Jr.

Address of Landlord:	2020 Calamos Court Naperville, Illinois 60563 Attn: President

Guarantor (if any):	None

Attachments to Lease:

Exhibit A - Plan of Premises
Exhibit B - Rules and Regulations
Exhibit C - Tenant’s Initial Improvements

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WITNESSETH:

Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the Premises for a term (herein called “Term”) commencing on the Commencement Date and ending on the Expiration Date, paying as rent therefor the sums hereinafter provided, without any setoff, abatement, counterclaim or deduction whatsoever, except as herein expressly provided.

IN CONSIDERATION THEREOF, THE PARTIES HERETO COVENANT AND AGREE:

1. Base Rent. Subject to periodic adjustment as hereinafter provided, Tenant shall pay an annual base rent (“Base Rent”) to Landlord for the Premises in the amount stipulated in the Schedule, payable in monthly installments (“Monthly Base Rent”) in the amount stipulated in the Schedule, in advance on the first day of the first full calendar month and on the first day of each calendar month thereafter of the Term, and at the same rate prorated for fractions of a month if the Term shall begin on any date except the first day or shall end on any day except the last of a calendar month. Base Rent shall be increased by three percent (3%) on the anniversary of the Commencement Date and annually thereafter. Base Rent, Additional Rent (as hereinafter defined), Additional Rent Progress Payment (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord hereunder (collectively, the “Rent”) shall be paid in lawful money of the United States to Landlord at its office as designated in the Schedule or as otherwise designated from time to time by written notice from Landlord to Tenant. The obligation to pay Rent hereunder is independent of each and every other covenant and agreement contained in this lease.

2. Additional Rent. In addition to paying the Base Rent specified in Section 1 hereof, Tenant shall pay as additional rent the amounts determined in accordance with the following provisions of this Section 2 (“Additional Rent”):

(a)	Definitions. As used in this Lease,

(i)	“Adjustment Date” shall mean the first day of the Term and each January 1 thereafter falling within the Term.

(ii)	“Adjustment Year” shall mean each calendar year during which an Adjustment Date falls.

(iii)	“Expenses” shall mean and include those costs and expenses paid or incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building and the land on which the Building is situated including, but not limited to, the following:

(A)	All costs and expenses for operating and maintaining all tenant, common and public areas of the Building, including, but not limited to, utilities, salaries and fringe benefits for personnel of the grade of building manager and below, removing snow, ice and debris, and premiums for property, liability, rent loss and other insurance;

(B)	All costs and expenses of maintaining, repairing, replacing paving, curbs, walkways, landscaping (including replanting and replacing flowers and other plantings), common and public lighting facilities in the Building and the area immediately adjacent thereto;

(C)	Electricity for lighting the tenant common and public areas of the Building, and for running the elevators and other building equipment and systems, and fuel and water used in heating, ventilating and air-conditioning of the Building;

(D)	Maintenance of mechanical and electrical equipment, including telephone, plumbing, heating, ventilating and air conditioning equipment in the Building, but excluding capital expenditures (except as set forth in (H) below) which under generally accepted accounting principles are required to be capitalized;

(E)	Window cleaning and janitor and cleaning service, including janitor and cleaning equipment and supplies for tenant, common and public areas;

(F)	Maintenance of elevators, alarm and security systems, rest rooms, sprinklers and plumbing systems, lobbies, hallways and other common and public areas of the Building;

(G)	All management fees payable for the managing of the Building;

(H)	The cost of any capital improvement or equipment purchases which are designed to reduce any of the costs included within Expenses or which are required under any governmental laws, regulations or ordinances amortized, together with interest at Landlord’s cost of borrowing at the time of such improvement or purchase, over the useful life thereof; and

(I)	Costs and expenses incurred with respect to that certain Cross Access Easement Agreement entered into June 1, 2005 between 2020 Calamos Court Annex LLC, 2020 Calamos Court LLC and 2075 Calamos Court LLC.

(J)	Legal and other professional expenses incurred in respect of the operation, use, occupation or maintenance of the Building and in seeking or obtaining reductions in and refunds of Taxes, but excluding legal costs in leasing space or incurred in disputes with tenants.

(K)	Expenses shall not include the following: costs or other items included within the meaning of the term “Taxes” (as hereinafter defined); costs of capital improvements to the Building (except as set forth in H above); depreciation; expenses incurred in leasing or procuring tenants (including, without limitation, lease commissions, advertising expenses and expenses of renovating space for tenants); interest or amortization payments on any mortgage or mortgages; rental under any ground or underlying lease or leases; wages, salaries or other compensation paid to any executive employees above the grade of building manager; wages, salaries or other compensation paid for clerks or attendants in concessions, newsstands or foodservice operated by the Landlord; any cost or expense representing an amount paid to a related entity which is in excess of the amount which would be paid in the absence of such relationship; and any expenditures for which Landlord has been reimbursed (other than pursuant to rent adjustment, escalation or additional rent provisions in leases).

Notwithstanding the foregoing provisions of this Section 2(a)(iii), for any Adjustment Year, or portion thereof, in which the aggregate space of the Building has not been one hundred percent (100%) occupied during the entire Adjustment Year, Expenses shall include any expenses which the parties shall reasonably determine would have been incurred had the Building been 100% occupied to allocate reasonable amounts of Expenses to Tenant based on Tenant usage.

(iv)	“Rentable Square Footage of Premises” shall mean the rentable square footage stipulated in the Schedule.

(v)

“Taxes” shall mean all real estate taxes, assessments (whether they be general or special), sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by the Landlord’s income or profits unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes), which may now or hereafter be levied, imposed or assessed against the Building or the land on which the Building is located (the “Land”) or both. The Building and the Land are herein collectively called the “Real Property.” Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Real Property or the operation thereof and located at the Building for the general use of all tenants of the Building.

If at any time during the Term of this lease the method of taxation then prevailing shall be altered so that any new tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Landlord in addition to, or in place or partly in place of any such Taxes, or contemplated increase therein, and shall be measured by or be based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, imposed or assessed against the Real Property to the extent that such items would be payable if the Real Property were the only property of Landlord subject thereto and the income received by Landlord from the Real Property were the only income of Landlord.

Notwithstanding the year for which any taxes or assessments are levied, (i) in the case of special taxes or special assessments which may be payable in installments, the amount of each installment, plus any interest payable thereon (but not including penalty interest), paid during a calendar year shall be included in Taxes for that year and (ii) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve calendar months, but not to exceed thirteen calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year. Except as provided in the preceding sentence, for purposes of this Section 2 all references to Taxes “for” a particular year shall be deemed to refer to taxes levied, assessed or otherwise imposed for such year without regard to when such taxes are payable.

(vi)	“Tenant’s Proportionate Share” shall mean the percentage stipulated in the Schedule.

(vii)	“Additional Rent” shall mean all amounts determined pursuant to this Section 2, including any amounts payable by Tenant to Landlord on account thereof.

(b) Computation of Additional Rent. Tenant shall pay Additional Rent for each Adjustment Year determined as hereinafter set forth. Additional Rent payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:

(i)	an amount equal to the Tenant’s Proportionate Share multiplied by the Expenses for such Adjustment Year (the “Expense Adjustment”); plus

(ii)	an amount equal to the Taxes for such Adjustment Year multiplied by a fraction, the numerator of which is equal to the Rentable Square Footage of Premises and the denominator of which is equal to that rentable square footage of the Building on which Taxes are extended for the Adjustment Year (the “Tax Adjustment”).

(c) Payments of Additional Rent; Projections. Tenant shall make payments on account of the Expense Adjustment and the Tax Adjustment (the aggregate of such payments with respect to any Adjustment Year being called “Additional Rent Progress Payment”) effective as of the Adjustment Date for each Adjustment Year as follows:

(i)	Landlord may, prior to each Adjustment Date or from time to time during the Adjustment Year in which such Adjustment Date falls, but not less than once annually, deliver to Tenant a written notice or notices (“Projection Notice”) setting forth (1) Landlord’s reasonable estimates, forecasts or projections (collectively, the “Projections”) of Taxes and Expenses for such Adjustment Year based on Landlord’s budgets of Expenses and estimate of Taxes, and (2) Tenant’s Additional Rent Progress Payment with respect to each component of Additional Rent for such Adjustment Year based upon the Projections. Landlord’s budget of Expenses and the Projections based thereon shall assume full occupancy and use of the Building and may be revised by Landlord from time to time based on changes in rates and other criteria which are components of budget items.

(ii)	Until such time as Landlord furnishes a Projection Notice for an Adjustment Year, Tenant shall, at the time of each payment of Monthly Base Rent, pay to Landlord a monthly installment of Additional Rent Progress Payment with respect to each component of Additional Rent equal to the greater of the latest monthly installment of Additional Rent Progress Payment or one-twelfth (1/12) of Tenant’s latest determined Expense Adjustment and Tax Adjustment. On or before the first day of the next calendar month following Landlord’s service of a Projection Notice, and on or before the first day of each month thereafter, Tenant shall pay to Landlord one-twelfth (1/12) of the Additional Rent Progress Payment shown in the Projection Notice. Within fifteen (15) days following Landlord’s service of a Projection Notice, Tenant shall also pay Landlord a lump sum equal to the Additional Rent Progress Payment shown in the Projection Notice less (1) any previous payments on account of Additional Rent Progress Payment made during such Adjustment Year and (2) monthly installments on account of Additional Rent Progress Payment due for the remainder of such Adjustment Year.

(d) Readjustments. The following readjustments with regard to the Tax Adjustment and Expense Adjustment shall be made by Landlord and Tenant:

(i)	Following the end of each Adjustment Year and after Landlord shall have determined the amounts of Expenses to be used in calculating the Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (“Landlord’s Statement”) of such Expenses for such Adjustment Year. If the Expense Adjustment owed for such Adjustment Year exceeds the Expense Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year, then Tenant shall, within thirty (30) days after the date of Landlord’s Statement, pay to Landlord an amount equal to the excess of the Expense Adjustment over the Expense Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year. If the Expense Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year exceeds the Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord’s Statement, or may, at its option, credit such excess to any Rent then due and owing, until such excess has been exhausted. If the Expiration Date shall occur prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Additional Rent for the Adjustment Year in which the Expiration Date occurs.

(ii)	Following the end of each Adjustment Year and after Landlord shall have determined the actual amounts of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (“Landlord’s Statement”) of such Taxes for such Adjustment Year. If the Tax Adjustment owed for such Adjustment Year exceeds the Tax Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year, then Tenant shall, within thirty (30) days after the date of Landlord’s Statement, pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year. If the Tax Adjustment component of the Additional Rent Progress Payment paid by Tenant during such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord’s Statement, or may, at its election, credit such excess to any Rent then due and owing, until such excess has been exhausted. If the Expiration Date shall occur prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Additional Rent for the Adjustment Year in which the Expiration Date occurs.

(iii)	No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant by reason of this Section 2(d).

(e) Books and Records. Landlord shall maintain books and records showing Expenses and Taxes in accordance with sound accounting and management practices. Tenant or its representative shall have the right to examine Landlord’s books and records showing Expenses and Taxes upon reasonable prior notice and during normal business hours at any time within forty-five (45) days following the furnishing by the Landlord to the Tenant of Landlord’s Statement provided for in Section 2(d). Unless the Tenant shall take written exception to any item within forty-five (45) days after the furnishing of the Landlord’s Statement containing said item, such Landlord’s Statement shall be considered as final and accepted by the Tenant.

(f) Proration and Survival. With respect to any Adjustment Year which does not fall entirely within the Term, Tenant shall be obligated to pay as Additional Rent for such Adjustment Year only a pro rata share of Additional Rent as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this lease, Tenant shall pay any Additional Rent due to the Landlord within fifteen (15) days after the date of Landlord’s Statement sent to Tenant. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Additional Rent provided for in this Section 2, shall survive the expiration or termination of this lease.

(g) No Decrease In Base Rent. In no event shall any Additional Rent result in a decrease of the Base Rent payable hereunder as set forth in Section 1 hereof.

(h) Additional Rent. All amounts payable by Tenant as or on account of Additional Rent shall be deemed to be additional rent becoming due under this lease.

(i) Adjustment of Tenant’s Proportionate Share. If at any time in the future the number of rentable square feet of space in the Building is changed, by reason of change in the Building structure or configuration or by reason of the separation of ownership of a portion of the Building by a device such as vertical subdivision or submission of the Building to a condominium form of ownership, with the result that the Tenant’s Proportionate Share no longer reflects the percentage of space in the Building for which Landlord is responsible for Taxes and Expenses represented by the Premises, then Landlord shall be entitled to make an equitable adjustment in the Tenant’s Proportionate Share to reflect the change in such circumstances.

3.	Use of Premises.

(a) Tenant shall use and occupy the Premises for a cafeteria and banquet facility serving food and beverages and related food service preparation purposes and for no other purpose except as otherwise specifically permitted pursuant to Section 13. For the purposes of this Section 3, Tenant shall be deemed to include Tenant’s permitted subtenants, assigns and occupants. With respect to any use permitted under this Section 3, any such use shall not violate any laws or requirements of public authorities, constitute a public or private nuisance, interfere with or cause physical discomfort to any of the other tenants or occupants of the Building, interfere with the operation of the Building or the maintenance of same as a first-class office building, or violate any of Tenant’s other obligations under this lease.

(b)	Tenant shall not cause or permit to occur:

(i)	any violation of any present or future federal, state or local law, ordinance or regulation related to environmental conditions in or about the Premises, including, but not limited to, improvements or alterations made to the Premises at any time by Tenant, its agents or contractors, or

(ii)	the use, generation, release, manufacture, refining, production, processing, storage or disposal of any “Hazardous Substances” (as hereinafter defined) in or about the Premises, or the transportation to or from the Premises of any Hazardous Substances.

Tenant, at its expense, shall comply with each present and future federal, state and local law, ordinance and regulation related to environmental conditions in or about the Premises or Tenant’s use of the Premises, including, without limitation, all reporting requirements and the performance of any cleanups required by any governmental authorities. Tenant shall indemnify, defend and hold harmless Landlord, its beneficiary, and their respective agents, contractors and employees from and against all fines, suits, claims, actions, damages, liabilities, costs and expenses (including attorney’s and consultants’ fees) asserted against or sustained by any such person or entity arising out of or in any way connected with Tenant’s failure to comply with its obligations under this Paragraph 3(c), which obligations shall survive the expiration or termination of this Lease.

“Hazardous Substances” shall include, without limitation, flammables, explosives, radioactive materials, asbestos containing materials (ACMs), polychlorinated biphenyls (PCBs), chemicals known or reasonably believed by medical science to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products, chlorofluorocarbons (CFCs) and substances declared to be hazardous or toxic under any present or future federal, state or local law, ordinance, rule or regulation. Hazardous Substances shall not include typical supplies and cleaning products that contain small quantities of substances otherwise considered hazardous or toxic.

(c) Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing, (ii) for a retail banking, trust company, depository, guarantee or safe deposit business open to the general public, (iii) as a savings bank, a savings and loan association, or as a loan company open to the general public, (iv) for the sale to the general public of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (v) as a news or cigar stand, (vi) as an employment agency, labor union office, physician’s or dentist’s office, dance or music studio, school (except for the training of employees of Tenant), (vii) as a barber shop or beauty salon, or (xiii) as a retail store of any kind..

(d) During the term hereof, Tenant shall pay prior to delinquency all taxes assessed against and levied upon any and all fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises, and Tenant shall cause said fixtures, furnishing, equipment and other personal property to be assessed and billed separately from the real property of Landlord.

(e) During the term hereof and provided no event of default has occurred, Tenant shall have the non-exclusive right, in common with other tenants and occupants of the Building and their respective employees, agents, guests and invitees, to use the Outdoor Seating Area located on the land adjacent to the Building in accordance with any and all rules and regulations established by Landlord for the use of such Outdoor Seating Area. Tenant shall, and shall cause its employees, agents, guests or invitees to, deposit all litter and debris in designated trash or recycling receptacles.

Landlord shall (in its sole and absolute discretion) design, construct and furnish the Outdoor Seating Area as Landlord sees fit. Unless and until an OSA Division (as defined below) occurs, Landlord shall have the right to allow other tenants and occupants of the Building to use such facility. Landlord shall have no obligation to furnish any security or cleaning service or to take any steps to enforce any rights or obligations with respect to the Outdoor Seating Area under this Lease. Landlord shall have the right, at any time, to designate for its exclusive use, for the exclusive use of Landlord’s invitees or for the exclusive use of another tenant in the Building, up to fifty percent (50%) of the usable area of the Outdoor Seating Area (the “OSA Division”). Thirty (30) days prior to implementing the OSA Division, Landlord shall provide Tenant with a depiction of the Outdoor Seating Area illustrating the OSA Division. If Landlord implements the OSA Division, Tenant, its employees, agents, guests and invitees shall be granted an exclusive license to the remaining fifty percent (50%) of the Outdoor Seating Area. In the event of an OSA Division, Landlord and Tenant shall be responsible for the cleaning and maintenance related to their respective portions of the Outdoor Seating Area. Tenant shall at all times during this Lease indemnify and hold Landlord harmless from and against any and all losses, claims, damages, liabilities, causes of action, costs and expenses in any way relating to Tenant’s use of the Outdoor Seating Area.

4. Prior Occupancy. Landlord may authorize Tenant to take possession of all or any part of the Premises prior to the beginning of the Term or substantial completion of any work to be performed by Landlord pursuant to the Workletter, if any, attached hereto. If Tenant does take possession pursuant to authority so given, all of the covenants and conditions of this lease shall apply to and shall control such occupancy. Rent for such occupancy shall be paid upon occupancy and on the first of each calendar month thereafter at the rate set forth in Section 1 and Section 2 hereof. If the Premises are occupied for a fractional month, Rent shall be prorated on a per diem basis.

5.	Delivery of Possession.

(a) Landlord has delivered possession of the Premises to Tenant to allow Tenant to complete the initial improvements necessary to prepare the Premises for occupancy which improvements are described in Exhibit C (“Initial Improvements”). During the period of possession prior to the Commencement Date, Tenant shall be bound by all of the terms, conditions and provisions of this Lease except the obligations to pay Base Rent and Additional Rent. Tenant shall cause all of the Initial Improvements to be constructed (the “Work”) in a good and workmanlike manner, lien-free, and in accordance with the workletter attached as Exhibit C. Tenant’s Initial Improvements shall be constructed at Tenant’s sole cost and expense; provided, however, Tenant shall be entitled to the Tenant Improvement Allowance to be used by Tenant for the construction of Tenant’s Initial Improvements. The Tenant Improvement Allowance shall be disbursed in accordance with Exhibit D.

(b) The Commencement Date shall not be deferred if the Premises are not available for occupancy due in whole or in part to delay or default on the part of Tenant.

(c) Tenant has had an opportunity to inspect the Premises, and Tenant has previously occupied the Premises. Tenant hereby accepts possession of the Premises in “AS IS, “WHERE IS” condition and “WITH ALL FAULTS.”

6. Alterations. Tenant may make cosmetic or non-structure alterations to the interior of the Premises costing less than $100,000 without Landlord’s prior written consent. Tenant shall not, without the prior written consent of Landlord in each instance, make any other alterations, improvements or additions to the Premises. If Landlord consents to said alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance against liabilities which may arise out of such work, plans and specifications and permits necessary for such work. The work necessary to make any alterations, improvements or additions to the Premises shall be done at Tenant’s expense by employees of, or contractors hired by, Landlord, except to the extent Landlord gives its prior written consent to Tenant’s hiring contractors. Tenant shall promptly pay to Landlord or to Tenant’s contractors, as the case may be, when due, the cost of all such work and of all decorating required by reason thereof. Tenant shall also pay to Landlord an amount equal to ten percent (10%) of all of the costs of such work to reimburse Landlord for all of its overhead and construction management services allocable to such work. Upon completion, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall defend and hold Landlord and the holder of any legal or beneficial interest in the Land or Building harmless from all costs, damages, liens and expenses related to such work. All work done by Tenant or its contractors pursuant to Sections 6 or 11 hereof shall be done in a first-class workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by the Landlord for the Building. Within thirty (30) days after substantial completion of any such work by Tenant or its contractors, Tenant shall furnish to Landlord “as built” drawings of such work.

7.	Services.

(a)	The Landlord, as long as the Tenant is not in default under any of the covenants of this Lease, shall furnish:

(i)	Air-conditioning and heat when necessary to provide a temperature condition required for comfortable occupancy of the Premises under normal business operations, Monday through Thursday from 8:00 a.m. to 11:00 p.m., Friday, Saturday and Sundays from 8:00 a.m. to 1:00 a.m. on the following day, and Holidays (as hereinafter defined) excepted. The term “Holidays” as used herein shall mean those days recognized as holidays by the New York Stock Exchange. Landlord’s agreements hereunder are subject to Presidential and governmental restrictions on energy use;

(ii)	Cold water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by the Landlord, or by Tenant in the Premises with Landlord’s written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as additional rent at rates fixed by Landlord for water furnished for any other purpose. Tenant shall pay Landlord the cost of any meters or submeters installed to measure Tenant’s water usage for such other purposes. The Tenant shall not waste or permit the waste of water;

(iii)	Janitor service and customary cleaning provided nightly in and about the Premises, Saturdays, Sundays and Holidays excepted. The Tenant shall not provide any janitor services or cleaning without the Landlord’s written consent, and then only subject to supervision of Landlord and at Tenant’s sole responsibility and cost (and without compensation to Tenant or reduction in Rent) and by a janitor or cleaning contractor or employees at all times satisfactory to Landlord;

(iv)	Elevator service in common with Landlord and other tenants, Monday through Thursday from 8:00 a.m. to 11:00 p.m., Friday, Saturday and Sundays from 8:00a.m. to 1:00 a.m. on the following day, Holidays excepted. Such normal elevator service, if furnished at other times shall be optional with Landlord and shall never be deemed a continuing obligation. The Landlord, however, shall provide limited elevator service daily at all times such normal passenger service is not furnished. Operatorless automatic elevator service shall be deemed “elevator service” within the meaning of this paragraph;

The Premises shall be separately metered for electricity. Tenant shall obtain such service directly from such utility company at Tenant’s cost. Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for separately metering such service and paying for electric current furnished by it to Tenant, and Tenant shall pay for all charges therefor. In the event that the Premises cannot be separately metered, Tenant shall install and pay for the Premises to be sub-metered for electricity. Landlord shall read any such sub-meter to determine Tenant’s electric use and will bill Tenant for its use as part of Additional Rent. The electricity used during the performance of janitor service, the making of alterations or repairs in the Premises, or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid for by Tenant. Tenant shall make no alterations or additions to the electric equipment or appliances installed by Tenant without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld. Tenant also agrees to purchase from the Landlord or its agent at competitive prices all lamps, bulbs, ballasts and starters used in the Premises during the Term hereof;

(v)	Landlord shall provide such extra or additional services as it is reasonably possible for the Landlord to provide, and as the Tenant may from time to time request, within a reasonable period after the time such extra or additional services are requested. Excluding those costs already incurred as Expenses, Tenant shall, for such extra or additional services, pay at Landlord’s scheduled rates therefor or if there are no scheduled rates, then at the rate of 110% of the Landlord’s actual cost reasonably incurred in providing them, such amount to be considered additional rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered and the charge for each such service.

(b) Failure by Tenant to pay promptly any of Landlord’s proper charges for water (other than for drinking, lavatory and toilet purposes) or other services shall give Landlord, upon not less than ten (10) days’ notice, the right to discontinue furnishing the services, and no such discontinuance shall be deemed an eviction or disturbance of Tenant’s use of the Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant’s obligations under this lease.

(c) Tenant agrees that Landlord and its beneficiaries and their agents shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service when such failure or delay is occasioned, in whole or in part, by repairs, replacements, renewals or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by the act or default of Tenant or other parties, or by any cause beyond the reasonable control of Landlord; and such failure or delays shall never be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Premises or relieve the Tenant from paying Rent or performing any of its obligations under this lease. Tenant shall notify Landlord if any service shall be stopped, whereupon Landlord, subject to the foregoing, will proceed diligently to restore such service as soon as reasonably possible.

(d) Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building.

Landlord, throughout the Term, shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction or partitions or other obstructions which might interfere with the moving of or servicing of equipment by Landlord to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord’s mechanical installations.

8.	Condition and Care of Premises.

(a) Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were then in good order and satisfactory condition. No promises of the Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representations respecting the condition of the Premises, the Building or the Land, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein, or in the aforesaid Workletter. This lease does not grant any rights to light or air over or about the property of Landlord.

(b) Except for any damage resulting from any wanton or negligent act of Landlord or its employees and agents, and subject to the provisions of Section 15 hereof, Tenant shall at its own expense keep the Premises in good repair and condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, agents or invitees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord and within any reasonable period of time specified by Landlord. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand. Tenant shall take special care to keep all areas of the Premises in good order and appearance consistent with the high standards and quality of a first-class office building.

(c) Whenever, in Landlord’s opm10n, Tenant’s use or occupation of the Premises, including lighting, personnel, heat generating machines or equipment, individually or cumulatively, causes the design loads for the system providing heat and air-cooling to be exceeded, to affect the temperature or humidity otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may, but shall not be obligated to, temper such excess loads by installing supplementary heating or air-conditioning units in the Premises or elsewhere where necessary. In such event, the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as additional rent within ten (10) days after Landlord’s demand therefor. Alternatively, Landlord may require Tenant to install such supplementary heating or air-conditioning unit at Tenant’s sole expense. Landlord may operate and maintain any such supplementary units, but shall have no continuing obligation to do so or liability in connection therewith. The expense resulting from the operation and maintenance of any such supplementary heating or air-conditioning units, including rent for space occupied by any supplementary heating or air conditioning units installed outside the Premises, shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Alternatively, Landlord may require Tenant to operate and maintain any such supplementary units, also at Tenant’s sole expense.

9.	Return of Premises.

(a) At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant’s right of possession without terminating this lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to the Landlord the combination of all locks of vaults then remaining in the Premises, and shall (subject to the provisions of Sections 9(b) and 9(c) below) return the Premises and all equipment and fixtures of the Landlord therein to Landlord in as good condition as when Tenant originally took possession, ordinary wear, loss or damage by insured casualty, damage resulting from the wanton or negligent act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand.

(b) All installations, additions, partitions, floor coverings, hardware, light fixtures, supplementary heat or air-conditioning units, trade and non-trade fixtures and improvements, temporary or permanent, except movable furniture, movable partitions and movable equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that if Landlord directs that Tenant remove any of said items at the end of the Term, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such of the installations, additions, partitions, floor coverings, hardware, light fixtures, non-trade fixtures and improvements placed in the Premises by or on behalf of Tenant as are so designated by Landlord and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord on demand.

(c) Landlord shall have the right to purchase any of Tenant’s furniture and movable equipment located in the Premises at the expiration or earlier termination of the Lease. Landlord shall notify Tenant of its election to do so at least 120 days prior to the termination of the Lease, and specify which property Landlord elects to purchase. The parties shall agree on a price therefor within 30 days after such notice. To the extent that Landlord does not elect to purchase Tenant’s personal property, Tenant shall remove Tenant’s furniture, machinery, safes, trade fixtures and other items of movable personal property of every kind and description from the Premises prior to the expiration of the Term or ten (10) days following termination of this lease or Tenant’s right of possession, whichever might be earlier, failing which Landlord may do so and thereupon the provisions of Section 17(f) shall apply.

(d) All obligations of Tenant hereunder shall survive the expiration of the Term or sooner termination of this lease.

10. Holding Over. The Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this lease, by lapse of time or otherwise, an amount which is 150% of the amount of rent for a day based on the annual rate of Rent applicable under Sections 1 and 2 for the period in which such possession occurs and, in the event Tenant retains possession of the Premises or any part thereof for a period in excess of fifteen (15) days after the termination of the lease, Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. Nothing in this Section contained, however, shall be construed or operate as a waiver of Landlord’s right of re-entry or any other right of Landlord.

11. Rules and Regulations. Tenant agrees to observe the rights reserved to Landlord contained in Section 12 hereof and agrees, for itself, its employees, agents, clients, customers, invitees and guests, to comply with the rules and regulations set forth in Exhibit B attached to this lease and made a part hereof and such other reasonable rules and regulations as shall be adopted by Landlord pursuant to Section 12(1) of this lease. Any violation by Tenant of any of the rules and regulations contained in Exhibit B attached to this lease or other Section of this lease, or as may hereafter be adopted by Landlord pursuant to Section 12(1) of this lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expense resulting from any violation by the Tenant of any of said rules and regulations. Nothing in this lease contained shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations, or the terms, covenants and conditions of any other lease against any other tenant or any other persons, and Landlord and its beneficiary shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, invitees, or by any other person.

12. Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of the Tenant’s obligations under this lease:

(a) To change the name or street address of the Building.

(b) To install and maintain signs on the exterior and interior of the Building.

(c) To prescribe the location and style of the suite number and identification sign or lettering for the Premises occupied by the Tenant.

(d) To retain at all times, and to use in appropriate instances, pass keys to the Premises.

(e) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant by Section 3.

(f) To exhibit the Premises during the last twelve (12) months of the Term at reasonable hours, and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises.

(g) To have access for Landlord and other tenants or occupants of the Building to any mail chutes according to the rules of the United States Postal Service.

(h) To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying janitor service or other service to be provided to Tenant hereunder.

(i) To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to watchmen by registration or otherwise, and to establish their right to enter or leave in accordance with the provisions of applicable rules and regulations adopted by Landlord. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Building during the continuance of the same, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of the tenants or other occupants of the building or the protection of the Building and the property in the Building. Tenant agrees to cooperate in any reasonable safety program developed by Landlord.

(j) To control and prevent access to common areas and other non-general public areas pursuant to the provisions of applicable rules and regulations adopted by Landlord.

(k) Provided that reasonable access to the Premises shall be maintained, Landlord reserves the right to relocate, enlarge, reduce or change lobbies, exits or entrances in or to the Building and to decorate and to make, at its own expense, repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter construed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements, or additions, and in that connection Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord all without the same constituting an eviction of Tenant in whole or in part and without abatement of rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant’s obligations under this lease. Landlord may at its option make any repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours and, if Tenant desires to have such work done during other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom.

(1) From time to time to make and adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit B attached to this lease or other Sections of this lease, for the protection and welfare of the Building and its tenants and occupants, as the Landlord may determine, and the Tenant agrees to abide by all such rules and regulations.

13.	Assignment and Subletting.

(a) Except as otherwise expressly provided herein, Tenant shall not, without the prior written consent of Landlord in each instance, (i) convey, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this lease or any interest under it, (ii) allow to exist or occur any transfer of or lien upon this lease or the Tenant’s interest herein by operation of law, (iii) assign this lease or any of Tenant’s rights hereunder, (iv) sublet the Premises or any part thereof, or (v) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Section 3 of this lease or by anyone other than the Tenant and Tenant’s employees. The foregoing prohibitions shall also apply to any assignee or subtenant of Tenant.

(b) Prior to the Commencement Date, Tenant shall not assign this lease or sublet all or any part of the Premises. In the event Tenant intends to assign this lease or sublease all or any portion of the Premises subsequent to the Commencement Date, Tenant shall give Landlord written notice of such intention prior to any advertising of same, hiring of brokers or contacting of potential assignees or sublessees. Such notice shall (1) identify the space to be sublet (space proposed to be subleased and the remaining portion of the Premises must each be a legally leasable unit in compliance with all applicable ordinances and codes), and (2) state the date on which Tenant intends to have the assignment or sublease commence (herein called “proposed commencement date”). Subject to the provisions of subparagraph (d) below, upon receipt of such notice, Landlord shall have the option to cancel the lease in the case of a proposed assignment of this lease or a proposed subleasing of all the Premises, or to cancel the lease with respect to the portion to be so subleased, in which latter event the Rent and Tenant’s Proportionate Share as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this lease as so amended shall continue thereafter in full force and effect. If Landlord wishes to exercise such option to cancel, Landlord shall, within thirty (30) days after Landlord’s receipt of such notice from Tenant, send to Tenant a notice so stating and in such notice Landlord shall specify the date as of which such cancellation is effective, which date shall be not less than thirty (30) days after the date on which Landlord sends such notice.

(c) If Landlord does not elect to cancel as aforesaid, then Tenant may proceed to contact potential assignees or sublessees until the proposed commencement date. If Tenant shall have failed to procure an assignee or sublessee on or before the proposed commencement date, and if Tenant thereafter intends to assign this lease or sublet all or a portion of the Premises,

Tenant shall again comply with the provisions of Section 13(b) above, and Landlord shall have the option to cancel set forth therein. If, on or before the proposed commencement date, Tenant has procured a proposed assignee or sublessee, Tenant shall, by written notice to Landlord, advise Landlord of the name and address of the proposed subtenant or assignee and shall provide Landlord with a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee. If the information provided by Tenant shall, in Landlord’s judgment, not be sufficient to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee, Tenant shall provide such additional information as may be reasonably requested by Landlord. Landlord, upon receiving Tenant’s notice given pursuant to this Section 13(c), shall not unreasonably withhold its consent to Tenant’s assignment of this lease or subletting the space covered by its notice subject to the following conditions:

(1)	Tenant is not in default of the lease;

(2)	Tenant has fully complied with the provisions of this Section 13;

(3)	The assignee or subtenant is not a tenant of the Building;

(4)	Tenant has furnished Landlord with copies of all documents relating to the sublease or assignment arrangement between Tenant and the proposed subtenant or assignee, including financial statements, if requested by Landlord and such documents are satisfactory to Landlord; and

(5)	The proposed subtenant or assignee meets the credit and character criteria required by Landlord for tenants in the Building.

(6)	The proposed sublease or proposed assignment does not extend for a term beyond the initial Term of this lease, nor does the sublease or assignment contain any options to extend or renew the term thereof beyond the initial Term of this lease.

Landlord agrees to respond to Tenant’s request for consent within fifteen (15) days after submission of all documents required hereunder.

(d) Notwithstanding the provisions of subparagraphs (a), (b), and (c) above, Landlord agrees that, (1) as to an assignment or transfer by operation of law, Landlord shall have the right of consent pursuant to subparagraph (c) above, but shall not have the option to cancel the lease, provided such assignment or transfer is to a corporation which acquires substantially all of the membership units of the Tenant; and (2) as to an assignment of the lease to a wholly-owned subsidiary of Tenant, Landlord shall not have the option to cancel nor shall Landlord have a right of consent.

(e) Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized, and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, uses, occupancy or utilization of any part of the Premises.

(f) Consent by Landlord to any assignment, subletting, use or occupancy, or transfer shall not operate to relieve the Tenant from any covenant or obligation hereunder, and shall not be deemed to be a consent to or relieve Tenant, or any subtenant or assignee, from obtaining Landlord’s consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy.

(g) If Landlord consents to any assignment or sublease in accordance with this Section 13, Tenant shall pay to Landlord all rent, monies and the value of all property or other consideration of every kind whatsoever received by Tenant from the assignee or subtenant for, or by reason of, such assignment or sublease (including all amounts received by Tenant for, or attributable to, any property of Tenant transferred to the assignee or subtenant as part of such sublease or assignment) as and when Tenant receives payment or consideration from such assignee or subtenant.

(h) Notwithstanding anything herein to the contrary, Tenant shall be permitted to grant a license for the occasional use of the Premises by the owner or operator of the public restaurant in the Building if and to the extent needed by such owner or operator for banquet purposes.

14.	Waiver of Certain Claims; Indemnity to Tenant.

(a) To the extent not expressly prohibited by law, Tenant releases Landlord and its beneficiaries, and their agents, servants and employees, from and waives all claims for damages to person or property sustained by the Tenant or by any occupant of the Premises or the Building, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Premises, the Building or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Building, or from any act or neglect of any tenant or other occupant of the Building or any part thereof or of any other person. The foregoing release shall not operate as a release of Landlord from liability for the negligent or intentionally wrongful conduct of Landlord or its agents or employees. This Section 14 shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature. If any damage to the Premises or the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Building or otherwise, results from any negligent or wrongful act of the Tenant, its employees, agents or invitees, Tenant shall be liable therefor and Landlord may at its option repair such damage and Tenant shall upon demand by Landlord reimburse Landlord for all reasonable costs of such repair and damage in excess of amounts, if any, paid to Landlord under insurance covering such damage. All personal property belonging to the Tenant or any occupant of the Premises that is in the Building or the Premises shall be there at the risk of the Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

(b) To the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and its beneficiaries, and their agents, servants and employees, from and against all loss, cost, damage, expense or liability, including attorneys’ fees, or claims therefor, arising out of or relating to the use or occupancy of the Premises by Tenant or any other act or omission of the Tenant, its agents, employees or invitees.

15.	Damage or Destruction by Casualty.

(a) If the Premises or any part of the Building shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the same to its prior existing condition with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control.     If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage and in good faith, estimate the length of time that will be required to substantially complete the repair and restoration of such damage. If it is so estimated that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall have the right to terminate this lease as of the date of such damage upon giving notice to the Tenant at any time within sixty (60) days after the date of such damage. Unless this lease is terminated as provided in the preceding sentence, Landlord shall proceed with reasonable promptness and all due diligence to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within said one hundred eighty (180) days, so long as Landlord shall proceed with reasonable promptness and due diligence. Notwithstanding anything to the contrary herein set forth: (i) if any such damage rendering all or a substantial portion of the Premises or Building untenantable shall occur during the last three (3) years of the Term, then Landlord shall have the option to terminate this lease by written notice to Tenant within thirty (30) days after the date such damage occurred, and if such option is so exercised, this lease shall terminate as of the date of such damage; (ii) Landlord shall have no duty pursuant to this Section 15 to repair or restore any portion of alterations, additions or improvements (1) made by or on behalf of Tenant in the Premises or (2) improvements which are not then building standard improvements; and (iii) Landlord shall not be obligated (but may, at its option, so elect) to repair or restore the Premises or Building if the proceeds of insurance available to Landlord are not sufficient to pay for such repair or restoration.

(b) In the event any such fire or casualty damage not caused by the intentional or negligent act of Tenant, its agents, employees or invitees, renders the Premises substantially untenantable and Tenant is not occupying the Premises and if this lease shall not be terminated pursuant to the foregoing provisions of this Section 15 by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date when Landlord substantially completes its repair and restoration work. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises being repaired and restored by Landlord and not heretofore delivered to Tenant from time to time bears to the entire Premises. In the event of termination of this lease pursuant to this Section 15, Rent shall be apportioned on a per diem basis and be paid to the date of such fire or other casualty.

(c) In the event of any such fire or other casualty, and if the lease is not terminated pursuant to the foregoing provisions of this lease, Tenant shall repair and restore any portion of alterations, additions or improvements made by or on behalf of Tenant in the Premises, and during any such period of Tenant’s repair and restoration following substantial completion of Landlord’s repair and restoration work, Rent shall be payable as if said fire or other casualty had not occurred.

16. Eminent Domain. If all or a substantial part of the Building, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the date when the possession of the part so taken shall be required for such use or purpose, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the taking of which would, in Landlord’s opinion, prevent the economical operation of the Building, or if the grade of any street or alley adjacent to the Building is changed by any competent authority, and such taking or damage or change of grade makes it necessary or desirable to remodel the Building to conform to the taking or damage, Landlord shall have the right to terminate this Lease upon not less than ninety (90) days’ notice prior to the date of termination designated in the notice. In either of such events, Rent shall be apportioned as of the date of the termination. No money or other consideration shall be payable by the Landlord to the Tenant for the right of termination, and the Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or the change of grade; provided, however, that Tenant shall have the right to pursue separately against the condemning authority any award available separately to Tenant for Tenant’s moving and relocation expenses.

17.	Default; Landlord’s Rights and Remedies.

(a)	The occurrence of any one or more of the following matters constitutes a default by Tenant under this Lease:

(i)	Failure by Tenant to pay Rent or any installment thereof when due within five (5) days after the date on which it is due on more than two occasions within any calendar year during the Term;

(ii)	Failure by Tenant to pay, within five (5) days after written notice thereof from Landlord to Tenant, any other moneys required to be paid by Tenant under this Lease;

(iii)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Section 13;

(iv)	Failure by Tenant to cure forthwith, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

(v)	Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this lease, if such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant (where no other notice period is provided in such covenant); provided, however, that Tenant shall not be in default with respect to matters which cannot reasonably be cured within 30 days so long as within such 30-day period Tenant commences such cure and diligently proceeds to complete the same within sixty (60) days thereafter;

(vi)	The levy upon or under execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing;

(vii)	Tenant permanently vacates or abandons the Premises;

(viii)	Tenant becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of his property;

(ix)	A trustee or receiver is appointed for the Tenant or for the major part of its property and is not discharged within ninety (90) days after such appointment;

(x)	Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors are instituted by or against Tenant, and, if instituted against Tenant, are allowed against it or are not dismissed within ninety (90) days after such institution.

(b) If a default occurs which has not been cured or remedied during any applicable grace period, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

(i)	Landlord may terminate this lease by giving to Tenant written notice of the Landlord’s election to do so (which notice may be included in any notice given pursuant to Section 17(a)), in which event the Term of this lease shall end, and all right, title and interest of the Tenant hereunder shall expire, on the date stated in such notice;

(ii)	Landlord may terminate the right of Tenant to possession of the Premises without terminating this lease by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice (which notice may be included in any notice given pursuant to Section 17(a)), whereupon the right of the Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(iii)	Landlord may enforce the provisions of this lease and may enforce and protect the rights of the Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from the Tenant under any of the provisions of this lease.

(c) If Landlord exercises either the remedies provided in subparagraphs (i) and (ii) of the foregoing Section 17(b), Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to the Landlord, and Landlord may then or at any time thereafter re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license so to do being hereby granted to the Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law.

(d) If Landlord, pursuant to the provisions of Section 17(b)(ii) hereof, terminates the right of the Tenant to possession of the Premises without terminating this lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full Term, and the aggregate amount of the Base Rent for the period from the date stated in the notice terminating possession to the end of the Term shall at once mature and be immediately due and payable by the Tenant to Landlord, together with any other moneys due hereunder, and Landlord shall have the right to immediate recovery of all such amounts. In addition, Landlord shall have the right, from time to time, to recover from the Tenant, and the Tenant shall remain liable for, all Additional Rent and any other sums thereafter accruing as they become due under this lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, the Landlord may, but shall be under no obligation to, relet the Premises or any part thereof for the account of the Tenant for such rent, for such time (which may be for a term extending beyond the Term of this lease) and upon such terms as the Landlord in the Landlord’s sole discretion shall determine, and the Landlord shall not be required to accept any tenant offered by the Tenant or to observe any instructions given by the Tenant relative to such reletting. Landlord shall, however, cooperate with Tenant in order to relet the Premises and minimize Tenant’s damages, but this obligation shall not require Landlord to divert any prospective tenants from any other portion of the Building. Also in any such case the Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by the Landlord necessary or desirable and in connection therewith change the locks to the Premises, and the Tenant shall upon demand pay the cost thereof together with any brokerage fees and other expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by the Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely; provided that in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no default occurred. No such re-entry or repossession, repairs, alterations and additions, or reletting shall be construed as (i) an eviction or ouster of the Tenant or (ii) as an election on Landlord’s part to terminate this lease unless a written notice of such intention be given to Tenant and no such re-entry or repossession, repairs, alterations and additions, or reletting shall operate to release the Tenant in whole or in part from any of the Tenant’s obligations hereunder, and the Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application, from time to time, of the proceeds of any such reletting.

(e) In the event of the termination of this lease by Landlord as provided by subparagraph (i) of Section 17(b), Landlord shall be entitled to recover from Tenant all the fixed dollar amounts of Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by the Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and in addition Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (x) the unamortized cost to the Landlord, computed and determined in accordance with generally accepted accounting principles, of the tenant improvements and alterations, if any, paid for and installed by Landlord pursuant to this lease, and (y) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents for the remainder of the Term pursuant to the applicable provisions of Sections 1 and 2 of this lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a per annum discount at the corporate base rate of interest then in effect at Citibank, N.A. from the respective dates upon which such rentals would have been payable hereunder had this lease not been terminated, and (z) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this lease other than for the payment of rent.

(f) All property removed from the Premises by Landlord pursuant to any provisions of this lease or of law may be handled, removed or stored by the Landlord at the cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord in such removal and shall pay Landlord for all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

(g) In the event that Tenant shall file for protection under any Chapter of the Bankruptcy Code now or hereafter in effect, Landlord and Tenant agree, to the extent permitted by law, to request that the debtor-in-possession or trustee-in-bankruptcy, if one is appointed, assume or reject this lease within sixty (60) days thereafter.

(h) Tenant shall pay all of Landlord’s costs, charges and expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord (i) in enforcing any provision of this lease or (ii) in any litigation in which Tenant causes the Landlord, without Landlord’s fault, to become involved or concerned.

18.	Subordination.

(a) This lease is and shall be expressly subject and subordinate at all times to (i) any present or future ground, underlying or operating lease of the Building or the Land, and all amendments, renewals and modifications to any such lease, and (ii) the lien of any present or future mortgage or trust deed encumbering fee title to the Building, the Land or the leasehold estate under any such lease. If any such mortgage or trust deed be foreclosed, or if any such lease be terminated, upon request of the mortgagee, holder or lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be. The foregoing provisions are declared to be self-operative, and no further instruments shall be required to effect such subordination and attornment; provided, however, that Tenant agrees upon request by any such mortgagee, holder, lessor or purchaser at foreclosure, as the case may be, to execute such subordination or attornment instruments as may be reasonably required by such person to confirm such subordination or attornment. If Tenant fails to execute any such instrument within ten (10) days after request, Tenant irrevocably appoints Landlord as its attorneys-in-fact, in Tenant’s name, to execute such instrument.

(b) Should any prospective mortgagee or ground lessor require a modification or modifications of this Lease, which modification or modifications will not cause an increase in the Rent stipulated hereunder or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should any prospective mortgagee or ground lessor require execution of a short form of Lease for recording (containing the names of the parties, a description of the Premises, and the term of this Lease) or a certification from the Tenant concerning the Lease in such form as may be required by a prospective mortgagee or ground lessor, Tenant agrees to execute such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefor.

19. Mortgagee Protection. Tenant agrees to give any holder of any mortgage, trust deed, ground lease, underlying lease or operating lease on the Building, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that any such holder shall be able to cure or correct such default within the applicable cure period of Landlord.

20. Default Under Other Leases. If the term of any lease, other than this lease, heretofore or hereafter made by Tenant for any space in the Building shall be terminated or terminable after the making of this lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole option, to terminate this lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 17.

21. Subrogation and Insurance.

(a) Landlord and Tenant agree to have all physical damage or material damage insurance which may be carried by either of them, and Tenant agrees to have all business interruption insurance which it carries, endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this lease, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption. Notwithstanding the foregoing or anything contained in this lease to the contrary, any release and any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release and waiver is to invalidate insurance coverage or increase the cost thereof (provided that, in the case of increased cost, the other party shall have the right, within ten (10) days following written notice, to pay such increased cost keeping such release and waiver in full force and effect).

(b) Tenant shall carry insurance during the entire Term hereof insuring Tenant and Landlord and Landlord’s agents and beneficiaries with terms, coverages and in companies satisfactory to Landlord and with such commercially reasonable increases in limits as Landlord may from time to time request, but initially Tenant shall maintain the following coverages in the following amounts:

(1)	Comprehensive general liability insurance, including contractual liability insuring the indemnification provisions contained in this lease, in an amount not less than $3,000,000.00 combined single limit per occurrence;

(2)	“All risk” physical damage insurance, including sprinkler leakage, for the full replacement cost of all additions, improvements and alterations to the Premises and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises; and

(3)	Business interruption or extra expense insurance in such amounts as Landlord may request.

The foregoing insurance may be provided by a company-wide blanket insurance policy or policies maintained by or on behalf of Tenant, provided that the same is reasonably satisfactory to Landlord.

(c) Tenant shall, prior to the commencement of the Term and thereafter during the Term, furnish to Landlord policies or certificates issued by the respective carriers evidencing such coverage or replacements and renewals thereof, which policies or certificates shall state that such insurance coverage may not be changed or cancelled without at least ten (10) days’ prior written notice to Landlord and Tenant. Each insurance policy carried by Tenant shall contain, where appropriate, a clause stating that such policy will be considered as primary insurance for Landlord and its agents and beneficiaries and not call into contribution any other insurance that may be available to Landlord.

(d) Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authority, and shall not directly or indirectly make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage.

22. Nonwaiver. No waiver of any condition expressed in this lease shall be implied by any neglect of either party to enforce any remedy on account of the violation of such condition whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting the provisions of Section 10, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

23. Estoppel Certificate. Tenant agrees that from time to time upon not less than ten (10) days’ prior request by Landlord, any mortgagee or any ground lessor, the Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any mortgage or ground lease, a statement in writing signed by Tenant certifying (a) that this lease is unmodified and in full force and effect (or if there have been modifications, that the lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which the Rent and other charges have been paid; (c) that the Landlord is not in default under any provision of this lease, or, if in default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in the lease; (f) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any State thereof; and (g) such other matters as may be required by Landlord, any mortgagee, or any ground lessor.

24. Tenant Authority to Execute Lease. In case Tenant is a corporation, Tenant represents and warrants that this lease has been duly authorized, executed and delivered by and on behalf of the Tenant and constitutes the valid and binding agreement of the Tenant in accordance with the terms hereof. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this lease on behalf of Tenant, or that this lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. It is agreed that each and every present and future partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that the death, resignation or withdrawal of any partner shall not release the liability of such partner under the terms of this lease unless and until the Landlord shall have consented in writing to such release.

25. Real Estate Brokers. Tenant represents that Tenant has directly dealt with and only with the real estate broker or brokers disclosed in the Schedule, as broker, in connection with this lease and agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders in connection with its representation of Tenant.

26. Notices. In every instance where it shall be necessary or desirable for Landlord to serve any notice or demand upon Tenant, it shall be sufficient to send a written or printed copy of such notice or demand by United States registered or certified mail, postage prepaid, addressed to Tenant at the address set forth in the Schedule, in which event the notice or demand shall be deemed to have been served at the time the same was posted plus two (2) business days, to send a written or printed copy of such notice or demand by a commercially recognized national overnight courier, postage prepaid, addressed to Tenant at the address set forth in the Schedule, in which event the notice or demand shall be deemed to have been served at the time the same was delivered to Tenant or to serve any such notice or demand personally. Any such notice or demand to be given by Tenant to Landlord shall, until further notice, be served personally, delivered by a commercially recognized national overnight courier or sent by United States registered or certified mail, postage prepaid, to Landlord at the address set forth in the Schedule. Mailed communications to Landlord shall be deemed to have been served at the time the same was posted plus two (2) business days. Notwithstanding the foregoing, notices served with respect to emergency matters may be served personally or by telephone communication.

27. Landlord’s Authority and Quiet Enjoyment. Landlord covenants and represents that it has full and complete authority to enter into this lease under all of the terms, conditions and provisions set forth herein, and, subject to the terms, provisions and conditions hereof, so long as Tenant keeps and substantially performs each and every term, provision and condition herein contained on the part of Tenant to be kept and performed and so long as Tenant is not in default hereunder, Tenant shall during the Term hereof peacefully and quietly enjoy the Premises without hinderance or molestation by or through Landlord.

28. Landlord. The term “Landlord” as used in this lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

29. Security Deposit. The Security Deposit stipulated in the Schedule (the “Deposit”) is deposited as security for the full and faithful performance of Tenant’s duties and obligations hereunder. The Deposit may be applied, in whole or in part, by Landlord to cure any default or defaults of Tenant hereunder or to pay any amounts payable by Tenant hereunder, without limiting, impairing or being in lieu of any other remedy or remedies Landlord may have on account of any default by Tenant hereunder. Upon any such application, Tenant shall immediately, upon demand by Landlord, pay to Landlord the amount so applied in order that Landlord shall have the full amount of the Deposit on hand at all times during the Term after the same is deposited. The Deposit shall in no event be deemed an advance payment of rental or a limitation upon the damages recoverable by Landlord on account of any default by Tenant hereunder. Provided that Tenant shall not be in default in the performance of any of its obligations under this lease, any balance of the Deposit remaining unapplied at the termination or expiration of this leases shall be repaid to Tenant not later than 30 days after such termination or expiration and Tenant’s vacation of the Premises, without interest except to the extent required by statute or ordinance. If the Building is conveyed or leased (whether or not subject to this lease) by Landlord, Landlord shall be released from all liability for repayment of the Deposit, and Tenant shall look to Landlord’s successor in interest or lessee, as the case may be, for repayment thereof. The preceding sentence shall apply to each subsequent conveyance or lease of the Building. The Deposit shall not be assigned or encumbered by Tenant, and any purported such assignment or encumbrance shall be void.

30. Title and Covenant Against Liens. The Landlord’s title is and always shall be paramount to the title of the Tenant and nothing in this lease contained shall empower the Tenant to do any act which can, shall or may encumber the title of the Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Real Property, the Land, the Building, or the Premises or against the Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Land, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, together with interest from the date of payment at the rate set forth in Section 33(i) hereof for amounts owed Landlord by Tenant, shall be immediately due to Landlord. Such sums shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

31. Financial Statements. Tenant shall furnish Landlord annually as soon as practical, but no event later than ninety (90) days after the end of Tenant’s fiscal year, a copy of its annual audited and certified statement, if same is prepared, and if not, the unaudited balance sheet and income statement of Tenant certified by the chief financial officer of Tenant.

32. Exculpatory Clause. Notwithstanding any provisions of this Lease to the contrary, the liability of Landlord under and with respect to this Lease shall be limited to the interest of Landlord in the Building or the proceeds thereof, and any judgment in favor of Tenant or any party claiming by, through or under Tenant against Landlord shall be collectible only out of Landlord’s interest in the Building or the proceeds thereof, and in no event shall any judgment for damages be entered against Landlord which is in excess of the value of such interest.

33. Miscellaneous.

(a) Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge, or subletting contrary to the provisions of Section 13.

(b) No modification, waiver or amendment of this lease or of any of its condition or provisions shall be binding upon Landlord or Tenant unless in writing and signed by Landlord and Tenant.

(c) Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this lease to Landlord or the agent of Landlord’s beneficiary shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

(d) The word “Tenant” whenever used herein shall be construed to mean Tenants or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships or other entities, or individuals, shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one Tenant, the liability of each shall be joint and several.

(e) Tenant shall pay all of Landlord’s costs, charges and expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord (i) in enforcing any provision of this lease or (ii) in any litigation in which Tenant causes the Landlord, without Landlord’s fault, to become involved or concerned.

(f) The headings of Sections are for convenience only and do not limit, expand or construe the contents of the Sections.

(g) Nothing contained in this lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

(h) Time is of the essence of this lease and of each and all provisions thereof.

(i) All amounts (including, without limitation, Base Rent and Additional Rent) owed by Tenant to Landlord pursuant to any provision of this lease shall bear interest at the annual rate of two percentage points in excess of the corporate base rate of interest then in effect at Citibank, N.A. from the date of the expiration of the applicable required notice period until paid, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.

(j) The legal invalidity of any provision of this lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this lease.

(k) All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiary and their agents) and Tenant.

34. Insolvency or Bankruptcy

(a) In the event that Tenant shall become a debtor under Chapter 7, 11 or 13 of the Bankruptcy Code (“Debtor”) and the trustee (“Trustee”) or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may only be made if all of the terms and conditions of Sections 34(b) and 34(d) hereof are satisfied. Tenant acknowledges that it is essential to the ability of Landlord to continue servicing the mortgage on the Building that a decision on whether to assume or reject this Lease be made promptly. Under these circumstances, Tenant agrees that should Tenant, as debtor-in-possession (“Debtor-in-Possession”), or any Trustee appointed for Tenant fail to elect to assume this Lease within sixty (60) days after the filing of the petition under the Bankruptcy Code (“Tenant’s Petition”), this Lease shall be deemed to have been rejected. Tenant further knowingly and voluntarily waives any right to seek additional time to affirm or reject the Lease and acknowledges that there is no cause to seek such extension. If Tenant, as Debtor-in-Possession, or the Trustee abandons the Premises, the same shall be deemed a rejection of the Lease. Landlord shall be entitled to at least thirty (30) days prior written notice from Tenant, as Debtor-in-Possession, or its Trustee of any intention to abandon the Premises. Landlord shall thereupon be immediately entitled to possession of the Premises without further obligation to Tenant or the Trustee, and this Lease shall be cancelled, but Landlord’s right to be compensated for damages in such liquidation proceeding shall survive.

(b) No election by the Trustee or Debtor-in-Possession to assume this Lease, whether under Chapter 7, 11 or 13, shall be effective unless each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable in the context of a bankruptcy proceeding or Tenant, have been satisfied, and Landlord has so acknowledged in writing:

(i)	The Trustee or the Debtor-in-Possession has cured, or has provided Landlord adequate assurance (as defined below) that:

(A)	Within ten (10) days from the date of such assumption the Trustee will cure all monetary defaults under this Lease; and

(B)	Within thirty (30) days from the date of such assumption the Trustee will cure all non-monetary defaults under this Lease.

(ii)	The Trustee or the Debtor-in-Possession has compensated, or has provided to Landlord adequate assurance that within ten (10) days from the date of assumption Landlord will be compensated, for any pecuniary loss incurred by Landlord arising from the default of Tenant, the Trustee, or the Debtor-in-Possession as recited in Landlord’s written statement of pecuniary loss sent to the Trustee or Debtor-in-Possession.

(iii)	The Trustee or the Debtor-in-Possession has provided Landlord with adequate assurance of the future performance (as defined below) of each of Tenant’s the Trustee’s or Debtor-in-Possession’s obligations under this Lease, provided, however, that:

(A)	The Trustee or Debtor-in-Possession shall also deposit with Landlord, as security for the timely payment of rent, an amount equal to three (3) months Base Rent (as adjusted pursuant to Subsection (iii)(C) below) and other monetary charges accruing under this Lease; and

(B)	If not otherwise required by the terms of this Lease, the Trustee or Debtor-in-Possession shall also pay in advance one-twelfth (1/12th) of Tenant’s annual obligations under this Lease for Expenses, Taxes, insurance and similar charges.

(C)	From and after the date of the assumption of this Lease, the Trustee or Debtor-in-Possession shall pay as minimum rent an amount equal to the sum of the minimum rent otherwise payable hereunder, within the five (5) year period prior to the date of Tenant’s Petition, which amount shall be payable in advance in equal monthly installments.

(D)	The obligations imposed upon the Trustee or Debtor-in-Possession shall continue with respect to Tenant or any assignee of this Lease after the completion of bankruptcy proceedings.

(iv)	The assumption of the Lease will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound relating to the Building.

(v)	The Tenant as Debtor-in-Possession or its Trustee shall provide the Landlord at least forty-five (45) days’ prior written notice of any proceeding concerning the assumption of this Lease.

(vi)	For purposes of this Section 34(b), Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance” shall mean:

(A)	The Trustee of the Debtor-in-Possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Debtor-in-Possession will have sufficient funds to fulfill the obligations of Tenant under this Lease.

(B)	The Bankruptcy Court shall have entered an order segregating sufficient cash payable to Landlord, and/or the Trustee or Debtor-in-Possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant, the Trustee or Debtor-in -Possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Debtor-in-Possession, to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above.

(c) In the event that this Lease is assumed by a Trustee appointed for Tenant or by Tenant as Debtor-in-Possession, under the provisions of Section 34(b) hereof, and thereafter Tenant is liquidated or files a subsequent Tenant’s Petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Bankruptcy Code, then, and in either of such events, Landlord may, at its option terminate this Lease and all rights of Tenant hereunder, by giving Tenant written notice of its election to so terminate, within thirty (30) days after the occurrence of either of such events.

(d) If the Trustee or Debtor-in-Possession has assumed this Lease pursuant to the terms and provisions of 34(a) and 34(b) hereof, for the purpose of assigning or elects to assign) Tenant’s interest under this Lease or the estate created thereby, to any other person, such interest or estate may be so assigned only if Landlord shall acknowledge in writing that the intended assignee has provided adequate assurance as defined in this Section 34(d) of future performance of all of the terms, covenants and conditions of this Lease to be performed by Tenant. For purposes of this Section 34(d), Landlord and Tenant acknowledge that, in the contest of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance of future performance” shall mean that each of the following conditions have been satisfied, and Landlord has so acknowledged in writing:

(i)	The assignee has submitted a current financial statement audited by a certified public accountant which shows a net worth and working capital in amounts determined to be sufficient by Landlord to assure the future performance by such assignee of Tenant’s obligations under this Lease;

(ii)	The assignee, if requested by Landlord, shall have obtained guarantees in form and substance satisfactory to Landlord from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(iii)	The Landlord has obtained all consents or waivers from any third party required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to permit Landlord to consent to such assignment.

(e) When, pursuant to the Bankruptcy Code, the Trustee or Debtor-in-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charges shall not be less than the minimum rent as defined in this Lease and other monetary obligations of Tenant for the payment of Expenses, Taxes, insurance and similar charges.

(f) Neither Tenant’s interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law, unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain Landlord’s consent, or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.

(g) In the event the estate of Tenant created hereby shall be taken in execution or by the process of law, or if Tenant or any guarantor of Tenant’s obligations shall be adjudicated insolvent pursuant to the provisions of any present or future insolvency law under state law, or if any proceedings are filed by or against such guarantor under the Bankruptcy Code, or any similar provisions of any future federal bankruptcy law, or if a custodian receiver or Trustee of the property of Tenant or such guarantor shall be appointed under state law by reason of Tenant’s or such guarantor’s insolvency or inability to pay its debts as they become due or otherwise, or if any assignment shall be made of Tenant’s or such guarantor’s property for the benefit of creditors under state law; then and in any such event Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of the election to so terminate within thirty (30) days after the occurrence of such event.

IN WITNESS WHEREOF, the parties have caused this lease to be executed as of the date first above written.

TENANT:		LANDLORD:

CALAMOS HOLDINGS LLC		2020 CALAMOS COURT ANNEX LLC

By:		By:
Print Name:	Patrick Dudasik	Print Name:
Its:	EVP	Its:

EXHIBIT A

FLOOR PLAN

[See Attached]

EXHIBITB

RULES AND REGULATIONS

(1) The sidewalks, walks, entries, corridors, concourses, ramps, staircases, escalators and elevators (other than the freight elevator) shall not be obstructed or used by Tenant, or the employees, agents, servants, visitors or licensees of Tenant for any purpose other than ingress and egress to and from the Premises. No bicycle or motorcycle shall be brought into the Building or kept on the Premises without the consent of Landlord.

(2) No freight, furniture or bulky matter of any description will be received into the Building or carried into the elevators (other than the freight elevator) except in such a manner, during such hours and using such elevators and passageways as may be approved by Landlord, and then only upon having been scheduled in advance. Any hand trucks, carryalls, or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

(3) Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall not at any time place, leave or discard any rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building. No animals or birds shall be brought or kept in or about the Building.

(4) Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability, and, upon written notice from Landlord, Tenant will refrain from or discontinue such advertising. In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Building.

(5) Tenant shall not place, or cause or allow to be placed, any sign or lettering whatsoever, in the windows of the Premises. Unless Tenant leases an entire floor, Tenant shall not place any sign or lettering in or about the Premises except in and at such places as may be designated by Landlord and consented to by Landlord in writing. All lettering and graphics on corridor doors shall conform to the standard prescribed by Landlord.

(6) Canvassing, soliciting or peddling in the Building is prohibited and Tenant shall cooperate to prevent same.

(7) Any person in the Building will be subject to identification by employees and agents of Landlord. All persons in or entering Building shall be required to comply with the security policies of the Building. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property from theft, loss, or damage. Landlord shall not be responsible for the theft, loss, or damage of any property.

(8) Except as otherwise explicitly permitted in its lease, Tenant shall not do any cooking or operate any restaurant, luncheonette, automat, or cafeteria for the sale of or permit the delivery of any food or beverage intended for sale to the Premises, except by such persons delivering the same as shall be approved by Landlord and only under regulations fixed by Landlord. Tenant may, however, operate a dining and banquet facility, vending machines and coffee bar by and for its employees.

(9) Tenant shall not without Landlord’s prior written approval bring or permit to be brought or kept in or on the Premises any inflammable, combustible, corrosive, caustic, poisonous, or explosive substance, or cause or permit any odors to permeate in or emanate from the Premises.

(10) Tenant shall not mark, paint, drill into, or in any way deface any part of the Building or Premises. No boring, driving of nails or screws, cutting, or stringing of wires shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not install any resilient tile or similar floor covering in the Premises except with the prior approval of Landlord.

(11) No additional locks or bolts of any kind shall be placed in any door in the Building or the Premises and no lock on any door therein shall be changed or altered in any respect without the consent of Landlord. Landlord shall furnish two keys for each lock on exterior doors to the Premises and shall, on Tenant’s request and at Tenant’s expense, provide additional duplicate keys and all keys shall be returned to Landlord upon termination of this lease.

(12) Tenant shall give immediate notice to Landlord in case of theft, unauthorized solicitation, or accident in the Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

(13) Tenant shall not use the Premises or permit the Premises to be used for photographic, multilith or multigraph reproductions, except in connection with its own business and not as a service for others, without Landlord’s prior permission.

(14) Tenant shall not use or permit any portion of the Premises to be used as an office for a public stenographer or typist, offset printing, the sale of liquor or tobacco, a barber or manicure shop, an employment bureau, a labor union office, a doctor’s or dentist’s office, a dance or music studio, any type of school, or for any use other than those specifically granted in this Lease.

(15) Tenant shall not advertise for laborers giving the Premises as an address, nor pay such laborers at a location in the premises.

(16) The requirements of Tenant will be attended to only upon application at the office of Landlord in the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

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(17) No awnings, draperies, shutters, or other interior or exterior window coverings that are visible from the exterior of the Building or from the exterior of the Premises may be installed by Tenant except as otherwise permitted by Landlord.

(18) No portion of the Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

(19) Tenant shall at all times keep the Premises neat and orderly.

(20) Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which may be offensive to the other tenants and occupants of the Building, or that would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere and shall not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Building, except those devices and operations that exist on the date of this Lease, without Landlord’s prior written approval.

(21) Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and shall not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

(22) The water and wash closets, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

(23) Tenant, its servants, employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no parking zone. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

(24) Landlord reserves the right to rescind, add to, and amend any rules or regulations, to add reasonable new rules or regulations, and to waive any rules or regulations with respect to any tenant or tenants.

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EXHIBITC

DESCRIPTION OF TENANT’S INITIAL IMPROVEMENTS

As shown on the design development plans, dated June 11, 2004, for the Premises in the Building, which plans were prepared by Lohan Anderson, Architects, Planners and Interior Designs, and Environmental Systems Design, Inc., MEP & FP Engineers.

WORKLETTER

[See Attached]